Exhibit 99.1

ConnectM Issues Stockholder Letter from CEO & Chairman

Marlborough, MA, March 25, 2025 (INVESTORSHUB NEWSWIRE) – ConnectM Technology Solutions, Inc. (Nasdaq: CNTM) (“ConnectM” or the “Company”), a high-growth technology company on the leading edge of the energy economy, today issued the following letter to stockholders from Bhaskar Panigrahi, Chief Executive Officer and Chairman:

Dear Valued ConnectM Stockholders,

As we mark our first eight months as a publicly traded company, I am pleased to share our significant accomplishments and outline our strategic vision for the future. Since our public debut on July 15, 2024, we have made remarkable strides in revenue growth, technological innovation, strategic acquisitions, and balance sheet optimization. I want to express my gratitude for your continued support and confidence in our mission.

Strong Revenue Growth

Our financial performance demonstrates the market's enthusiastic response to our innovative solutions:

•          Q3 2024 revenue increased 36% to $6.1 million, compared to $4.45 million in Q3 2023

•          Q4 2024 revenue is projected to increase 100% to $9.0 million, compared to $4.49 million in Q4 2023

•          Full-year 2024 revenue is projected to increase 32% to $26.4 million, compared to $19.97 million in 2023

•          Q1 2025 projected revenue of $11.3 million puts the company at a $45.2 million annualized revenue run rate

Technological Innovation

At ConnectM, we remain committed to developing cutting-edge technologies that drive the transition to sustainable energy solutions:

Energy Intelligence Network (EIN) – Our comprehensive technology platform monitors and manages electrified assets throughout their lifecycle, collecting anonymized performance data to refine AI models while continuously improving network performance. This infrastructure enables OEMs, service providers, and consumers to increase revenue and margins while also doing good for the planet.

AI-Powered Heat Pump – Our intelligent heat pump system for residential and light commercial use integrates with our EIN platform and features an IoT-enabled AI engine powered by a large language model trained on proprietary and public data. We are proud that this system has received the prestigious AHRI Cold Climate Certification, demonstrating superior heating efficiency in cold environments where traditional heat pumps struggle.

Automotive Graphics Visual Unit (AGVU) – This automotive-grade instrument cluster balances cost, performance, and durability with features including real-time responsiveness, advanced data visualization, and screen mirroring capabilities. The AGVU allows ConnectM to differentiate itself in the electrified micro-mobility space.

Strategic Acquisitions

We have executed several strategic acquisitions that expand our capabilities and market reach:

DeliveryCircle – This nationwide technology-enabled final-mile delivery company connects businesses with a network of over 500,000 drivers. This acquisition marks ConnectM's expansion into the last-mile transportation and logistics vertical, representing an adjacent electrification opportunity to our current markets.

Green Energy Gains – This all-stock transaction strengthens our portfolio with home energy assessment capabilities and expands the customer base for our AI-powered heat pump. It also provides access to a local partner ecosystem of HVAC contractors, creating a distribution channel for our products.

MHz Invensys – This acquisition bolsters our capabilities in wireless communication, particularly in the smart metering/Advanced Metering Infrastructure (AMI) vertical. We expect to generate an additional $15 million in revenue from the AMI vertical alone over the next three years.

Balance Sheet Optimization

Since going public, we have prioritized deleveraging our balance sheet.

•           Reduced total liabilities by $31 million since our public debut:

o     Completed a debt-to-equity swap converting $13.7 million of outstanding debt to common equity at $2.00 per share

o     Reduced annual interest expense by more than $2 million, increasing free cash flow for operational investments

o     Retired an additional $2.5 million in debt during Q1 2025

We have initiated several strategic activities intended to surpass $5 million in positive stockholder equity by the end of 2025.

Environmental Impact

Our Electrification Impact Scorecard for year-end 2024 highlights our contribution to a sustainable future:

•          95.5 GWh of electrification, a 331% increase compared to last year, equivalent to powering 35,000 homes daily

•          73,506 metric tons of CO2 displaced, a 391% increase compared to last year, equivalent to the CO2 absorption of 3.4 million trees in a year

•          6.7 million gallons of fossil fuel displaced, a 343% increase compared to last year, equivalent to driving around the world approximately 7,000 times

Industry Recognition

ConnectM secured the No. 104 spot on the Inc. 5000 list of fastest-growing private companies in America, ranking No. 5 among energy companies and No. 4 in Massachusetts. This marks our third consecutive year on this esteemed list, with remarkable growth over the past three years.

Management’s Alignment with Stockholders

As a demonstration of our confidence in ConnectM's future, I and other members of the management team purchased more than 700,000 common shares during open trading windows since the IPO. This underscores management's alignment with stockholders and our shared belief in the growth trajectory of the Company.

Looking Forward

I have a strong conviction that the future is bright for ConnectM. My team and I are focused on continuing to grow revenue, increase profitability, and take category leadership positions across our operating segments. As you can see by our aligned investment interest, we are committed to creating meaningful catalysts for growth with the goal of increasing long-term value for all stockholders.

Thank you for your continued support and confidence in ConnectM.

Sincerely,

Bhaskar Panigrahi

CEO & Chairman

ConnectM Technology Solutions, Inc.

About ConnectM Technology Solutions, Inc.

ConnectM is a constellation of companies powering the next generation of electrified equipment, mobility and distributed energy—thus enabling a faster, smarter transition to a modern energy economy. The Company provides residential and light commercial service providers and original equipment manufacturers with a proprietary Energy Intelligence Network platform to accelerate the transition to all-electric heating, cooling, and transportation. Leveraging technology, data, artificial intelligence, and behavioral economics, ConnectM aims to lower energy costs and reduce carbon emissions globally.

For more information, please visit: https://www.connectm.com/

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). We have based these forward-looking statements on our current expectations and projections about future events. All statements, other than statements of present or historical fact included in this press release, regarding our future financial performance and our strategy, expansion plans, future operations, future operating results, estimated revenues, losses, projected costs, prospects, plans and objectives of management are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "should," "could," "would," "expect," "plan," "anticipate," "intend," "believe," "estimate," "continue," "project" or the negative of such terms or other similar expressions. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release. We caution you that the forward-looking statements contained herein are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond our control. In addition, we caution you that the forward-looking statements regarding the Company contained in this press release are subject to the risks and uncertainties described in the "Cautionary Note Regarding Forward-Looking Statements" section of the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 18, 2024. Such filing identifies and addresses other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and ConnectM is under no obligation to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:

Investor Relations

Dave Gentry, CEO

RedChip Companies, Inc.

1-407-644-4256

CNTM@redchip.com